Exhibit 99.1

BERKSHIRE HILLS REPORTS RECORD FOURTH QUARTER RESULTS

BOSTON, January 26, 2023 - Berkshire Hills Bancorp, Inc. (NYSE: BHLB) today reported that fourth quarter 2022 earnings per share (“EPS”) increased year-over-year by 64% to a fourth quarter record $0.69. For these periods, the non-GAAP measure of adjusted EPS increased by 52% to $0.64.

For the full year 2022, EPS decreased year-over-year by 15% to $2.02, and adjusted EPS increased by 30% to $2.19. GAAP results included gains in 2021 on the sale of business operations and charges in both years for branch consolidations. These are the primary items excluded from the measure of adjusted results.

Improvements in adjusted results for the fourth quarter and full year 2022 demonstrate positive operating leverage and progress from Berkshire’s BEST strategic initiatives. Compared to the prior quarter, results included an 11% increase in net interest income, in conjunction with an increase in the net interest margin to 3.84%.

FOURTH QUARTER FINANCIAL HIGHLIGHTS (Changes are quarter-over-quarter unless otherwise stated. Non-GAAP measures are reconciled on pages F-9 and F-10).

•	10.1% return on equity; 10.6% return on tangible common equity (non-GAAP)
•	1.08% return on assets; 1.00% adjusted return on assets (non-GAAP)
•	9% increase quarter-over-quarter in total net revenue
•	3.84% net interest margin, increased from 3.48% in 3Q22 and 2.60% in 4Q21
•	58% efficiency ratio, improved from 62% in 3Q22 and 72% in 4Q21
•	1% increase in full year non-interest expense; flat adjusted non-interest expense (non-GAAP)
•	5% broad-based loan growth (end of period)
•	1% increase in average deposits
•	0.60% delinquent and non-accruing loans/total loans – lowest in more than a decade
•	9% reduction in period-end shares outstanding year-over-year reflecting stock buybacks
•	50% increase in quarterly shareholder dividend in the fourth quarter of 2022

CEO Nitin Mhatre stated “Berkshire finished the year with strong loan growth momentum, resulting in record fourth quarter revenue and earnings per share. The balance sheet remains strong and positively positioned to benefit from potential future interest rate increases. With these solid underpinnings, Berkshire increased its quarterly shareholder dividend by 50% in the fourth quarter, as well as repurchasing 2% of shares. We’re pleased that our results have contributed to strong outperformance by our stock compared to the broad market and our industry. BHLB provided a 2022 calendar year total shareholder return exceeding 7% against a backdrop of market declines, with the S&P 500 index posting a negative 18% total return for the year.”

“We have separately announced our CFO hire, and this follows recently announced executive hires for Commercial Banking and Credit. I’m pleased with the exceptional caliber of executives who are attracted by our strong team, promising business prospects, and purpose-focused vision. We also announced a $50 million share repurchase program for 2023, continuing our focus on balanced capital management and shareholder distributions.”

“Berkshire’s return on assets and return on tangible common equity improved to within its target range at the halfway point of its three year strategic plan. Berkshire also achieved the highest ESG ranking in our history, with a top 17% composite performance ranking in leading ESG indexes in the U.S. for its Environmental, Social and Governance ratings. We also recorded our highest employee engagement through our survey platform with Mercer. We rolled-out promotion of our new brand campaign theme of “Where You Bank Matters”, which captures the spirit of our vision to serve as a high-performing leading socially responsible community bank for all of our stakeholders.  I thank the entire Berkshire team for our success in 2022 and all they do to maintain our forward momentum in delivering on our vision.”

RESULTS OF OPERATIONS

Earnings: Fourth quarter 2022 EPS of $0.69 increased from $0.42 in the prior quarter, while adjusted EPS increased by 2% from $0.62 to $0.64. Adjusted results benefited from higher net interest income and lending related fee revenue. The increase in GAAP EPS also reflected a reduction in accrued branch consolidation expenses based on a reduction in total estimated costs.

On a year-over-year basis, fourth quarter results also increased from $0.42 reported for both GAAP EPS and adjusted EPS in 2021. This improvement was primarily due to higher net interest income, which has reflected growth in loans and in the interest margin in each of the last several quarters. Fourth quarter revenue increased by 30% year-over-year, while expense growth was held to 1%. The resulting positive operating leverage led to an improvement in the efficiency ratio to 58% in the most recent quarter, compared to 62% in the linked quarter and to 72% in the fourth quarter of 2021.

The fourth quarter 2022 return on equity measured 10.1% and the non-GAAP measure of adjusted return on tangible common equity measured 9.8%. The return on assets measured 1.08% and the non-GAAP measure of adjusted return on assets measured 1.00%.

Pre-tax Pre-Provision Net Revenue (“PPNR”) increased quarter-over-quarter by 79% to $48 million and the non-GAAP measure of adjusted PPNR increased by 16% to $45 million. Adjusted PPNR more than doubled from $21 million on a year-over-year basis and moved within the Company’s target range at the halfway point of its three year strategic plan.

Revenue: Revenue increased by 9% quarter-over-quarter and 30% year-over-year. Net interest income has been the primary driver of revenue growth in recent periods. Fourth quarter net interest income increased by $10 million, or 11%, compared to the linked quarter and by $33 million, or 47%, compared to the fourth quarter of 2021. The net interest margin has increased in successive quarters over the last year, reaching 3.84% in the fourth quarter of 2022, compared to 3.48% in the prior quarter and 2.60% in the fourth quarter of 2021.

This improvement was primarily due to the benefit of loan growth and positive sensitivity to increased market interest rates. The yield on average earning assets improved quarter-over-quarter to 4.56% from 3.91%. The cost of funds increased to 0.77% from 0.46%, while the cost of deposits increased to 0.69% from 0.33%. The Company’s interest rate sensitivity remained positive at period-end and was positioned to benefit from further interest rate increases anticipated by the market.

Fee income benefited quarter-over-quarter from a $1 million increase in loan related fees, which partially offset the impact of higher charges for tax credit investment amortization. Fourth quarter fee income decreased year-over-year primarily due to the impact of lower SBA related fees in 2022 resulting from changes in the SBA program and in market demand.

Provision for Credit Losses on Loans: Berkshire recorded a $12 million provision for credit losses in the fourth quarter of 2022, bringing the full year provision to $11 million. The full year 2021 provision was a benefit of $0.5 million. Both years benefited from releases of pandemic related reserves, and the increase in 2022 also reflected a resumption of loan growth and changes in the loan mix. The fourth-quarter provision primarily reflected the impact of one commercial and industrial credit which filed for bankruptcy in the fourth quarter.

Non-Interest Expense and Tax Expense: Full year non-interest expense increased by 1% in 2022, while adjusted non-interest expense was flat.

Fourth quarter non-interest expense totaled $70 million in 2022, decreasing by 14% quarter-over-quarter and increasing by 1% on a year-over-year basis due primarily to branch consolidation expense. Fourth quarter adjusted non-interest expense totaled $73 million which was a 3% increase quarter-over-quarter and a 6% increase year-over-year. Technology costs reflect continued investment in digitization and the category of all other expenses increased primarily due to loan related costs. Full time equivalent staff totaled 1,310 positions at period-end, compared to 1,319 positions at the start of the year.

The effective GAAP tax rate was 15% in the final quarter and 19% for the year 2022, compared to 20% for the year 2021. Due to the timing of tax credit investments, both tax expense and non-interest income were reduced in the fourth quarter. These investments contributed $0.03 to EPS in the year 2022, compared to $0.02 in the year 2021.

BALANCE SHEET (references are to period-end balances unless otherwise stated)

Summary: Total loans grew by 5% quarter-over-quarter and by 22% year-over-year. Total deposits increased by 3% quarter-over-quarter and year-over-year. Period-end liquidity and capital remained strong, with the ratio of loans/deposits measuring 81% and the non-GAAP measure of tangible common equity/tangible assets measuring 8.0%.

Loans: Fourth quarter loan growth was concentrated in a $231 million increase in commercial loans and a $183 million increase in residential mortgages. For the full year, commercial loans increased by $640 million and residential mortgages increased by $824 million. Berkshire has expanded its lending teams over the last year, and business volumes and credit usage have benefited in some segments from improved market demand. Loan growth has also benefited from a decline in prepayments in the prevailing rising rate environment. All major loan categories increased by double digits in 2022 except for home equity loans. Reflecting higher interest rates, the fourth quarter loan yield increased year-over-year to 5.28% from 3.76%.

Asset Quality: Total delinquent and non-accruing loans measured 0.60% of total loans at year-end, the lowest in more than a decade. Reflecting the improved quality of the loan portfolio, the allowance for expected credit losses on loans declined to 1.15% of total loans from 1.21% at the start of the quarter. Net loan charge-offs totaled $12 million in the fourth quarter and $21 million for the year, or 0.27% of full year average loans. Charge-offs were concentrated in the second half of the year in one commercial and industrial credit which filed for bankruptcy in the fourth quarter.

Deposits: Total deposits increased by 3% year-over-year and quarter-over-quarter including higher period-end payroll deposit balances. Average deposits increased by 1% quarter-over-quarter and decreased by 2% year-over-year, including the impact of lower brokered time deposits. The fourth quarter cost of deposits increased year-over-year to 0.69% from 0.19%, including a 0.36% increase over the third quarter of 2022.

Equity: Total fourth quarter shareholders’ equity increased quarter-over-quarter by 1% to $954 million. Stock buybacks in the most recent quarter totaled approximately $20 million consisting of approximately 661,000 shares. For the year 2022, stock repurchases totaled $125 million, consisting of 4.5 million shares. At period-end, book value per share totaled $21.51 and the non-GAAP measure of tangible book value per share totaled $20.95; both measures increased by 3% quarter-over-quarter.

ESG & CORPORATE RESPONSIBILITY UPDATE

Berkshire Bank is committed to purpose-driven, community-centered banking that enhances value for all stakeholders as it pursues its vision of being a high-performing, leading socially responsible community bank in New England and beyond. Learn more about the steps Berkshire is taking at berkshirebank.com/csr and in its most recent Corporate Responsibility Report.

Key developments in the quarter include:

•	BEST Community Comeback: Berkshire continues to accelerate progress towards the achievement of its “BEST Community Comeback” goals as it tracks inline or slightly ahead of program targets at year-end. The multi-year plan focuses on four key areas: fueling small businesses, community financing and philanthropy, financial access and empowerment, and funding environmental sustainability. Additional information and recent results can be found at berkshirebank.com/comeback.

•	Current ESG Performance: The Company improved on its BEST ESG goal with a top 17% composite performance in leading ESG indexes in the U.S. for its Environmental, Social and Governance (ESG) ratings. This included an upgraded rating from MSCI to “A”. As of December 31, 2022 the Company has ratings of: MSCI ESG- A; ISS ESG Quality Score - Environment: 3, Social: 1, Governance: 2; and Bloomberg ESG Disclosure- 62.81. The Company is also rated by Sustainalytics. Berkshire continues to rank among the top 1% of all U.S. Banks for ESG in Bloomberg.

•	Sustainable Business Award: The Sustainable Business Network named the Company Massachusetts Sustainable Business of the Year in the bank category in recognition of its collective efforts to build a more equitable economy and sustainable communities. This includes Berkshire’s initial impact from the BEST Community Comeback, its sustainable financing activities along with work to create a more diverse, equitable and inclusive workplace.

•	Sustainability Bond: Berkshire has begun to allocate proceeds from its June 2022 Sustainability Bond issuance to eligible activities. The Company became the first public community bank with assets under $150 billion to issue a bond whose proceeds would be dedicated to social and environmental projects. Projects supported to date have created affordable housing, reduced greenhouse gas emissions and constructed green buildings.

INVESTOR CONFERENCE CALL AND INVESTOR PRESENTATION

Berkshire will conduct a conference call/webcast at 10:00 a.m. eastern time on Thursday, January 26, 2023 to discuss results for the quarter and provide guidance about expected future results. The Company will also place an investor presentation at its website at ir.berkshirebank.com.

Participants are encouraged to pre-register for the conference call using the following link:

https://www.netroadshow.com/events/login?show=5437e05c&confId=45736

Callers who pre-register will be given dial-in instructions and a unique PIN to gain immediate access to the call. Participants may pre-register at any time prior to the call and will immediately receive simple instructions via email.

Additionally, participants may reach the registration link and access the webcast by logging in through the investor relations section of Berkshire's website at ir.berkshirebank.com.

Those parties who do not have Internet access or are otherwise unable to pre-register for this event, may still participate at the above time by dialing 844-200-6205 and using participant access code: 522984. Participants are requested to dial-in a few minutes before the scheduled start of the call.

A telephone replay of the call will be available for one week by dialing 866-813-9403 and using access code: 971852. The webcast will be available on Berkshire's website for an extended period of time.

ABOUT BERKSHIRE HILLS BANCORP

Headquartered in Boston, Berkshire Hills Bancorp (NYSE:BHLB) is the parent of Berkshire Bank. Founded in 1846, the Bank's vision is to serve as a high-performing leading socially responsible community bank. It empowers the financial potential of its stakeholders by making banking available where, when and how it's needed through an uncompromising focus on exceptional customer service, digital banking, and positive community impact. Providing a wide range of financial solutions through its consumer banking, commercial banking and wealth management divisions, the Bank has approximately $11.7 billion in assets and a community-based footprint of 100 financial centers in Massachusetts, New York, Vermont, Connecticut and Rhode Island. Named one of America’s Most Trusted Companies 2022 by Newsweek, Berkshire is also listed in the Bloomberg Gender-Equality Index and a Best Place to Work for LGBTQ+ Equality. To learn more, follow us on Facebook, Twitter, Instagram, and LinkedIn.

FORWARD-LOOKING STATEMENTS

This document contains “forward-looking statements” within the meaning of section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended. You can identify these statements from the use of the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “remain,” “target” and similar expressions. There are many factors that could cause actual results to differ significantly from expectations described in the forward-looking statements. For a discussion of such factors, please see Berkshire’s most recent reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission and available on the SEC’s website at www.sec.gov. You should not place undue reliance on forward-looking statements, which reflect our expectations only as of the date of this document. Berkshire does not undertake any obligation to update forward-looking statements.

NON-GAAP FINANCIAL MEASURES

This document contains certain non-GAAP financial measures in addition to results presented in accordance with Generally Accepted Accounting Principles (“GAAP”). These non-GAAP measures provide supplemental perspectives on operating results, performance trends, and financial condition. They are not a substitute for GAAP measures; they should be read and used in conjunction with the Company’s GAAP financial information. A reconciliation of non-GAAP financial measures to GAAP measures is included on pages F-9 and F-10 in the accompanying financial tables. In all cases, it should be understood that non-GAAP per share measures do not depict amounts that accrue directly to the benefit of shareholders.

The Company utilizes the non-GAAP measure of adjusted earnings in evaluating operating trends, including components for adjusted revenue and expense. These measures exclude items which the Company does not view as related to its normalized operations. These items primarily include securities gains/losses, other gains/losses, merger costs, restructuring costs, goodwill impairment, and discontinued operations. In 2021, the Company recorded a third quarter net gain of $52 million on the sale of the Company’s insurance subsidiary and the Mid-Atlantic branch operations. Expense adjustments in the first quarter 2021 were primarily related to branch consolidations. Third quarter 2021 adjustments included Federal Home Loan Bank borrowings prepayment costs. They also included other restructuring charges for efficiency initiatives in operations areas including write-downs on real estate moved to held for sale and severance related to staff reductions. The fourth quarter 2021 revenue adjustment was primarily related to trailing revenue on a previously reported sale, and the expense adjustment was due primarily to branch restructuring costs. The revenue adjustments in 2022 were related to fair market value changes in equity and trading investments. The restructuring expense adjustment in third and fourth quarters of 2022 primarily related to the termination of leasehold interests and the write-down of related right of use assets and leasehold improvements in conjunction with branch consolidations and real estate reductions.

The Company utilizes Adjusted Pre-Provision Net Revenue (“Adjusted PPNR”) which measures adjusted income before credit loss provision and tax expense. PPNR is used by the investment community due to the volatility and variability across banks related to credit loss provision expense under the Current Expected Credit Loss accounting standard. The Company also calculates Adjusted PPNR/assets in order to utilize the PPNR measure in assessing its comparative operating profitability.

Non-GAAP adjustments are presented net of an adjustment for income tax expense. This adjustment is determined as the difference between the GAAP tax rate and the effective tax rate applicable to adjusted income. The efficiency ratio is adjusted for adjusted revenue and expense items and for tax preference items. The Company also calculates measures related to tangible equity, which adjust equity (and assets where applicable) to exclude intangible assets due to the importance of these measures to the investment community.

###

CONTACTS

Investor Relations Contacts

Kevin Conn, SVP, Investor Relations & Corporate Development
Email: KAConn@berkshirebank.com
Tel: (617) 641-9206

David Gonci, Capital Markets Director
Email: dgonci@berkshirebank.com
Tel: (413) 281-1973

Media Contact:

Gary Levante, SVP, Corporate Responsibility & Communications
Email: glevante@berkshirebank.com
Tel: (413) 447-1737

TABLE INDEX	CONSOLIDATED UNAUDITED FINANCIAL SCHEDULES
F-1	Selected Financial Highlights
F-2	Balance Sheets
F-3	Loan and Deposit Analysis
F-4	Statements of Income
F-5	Statements of Income (Five Quarter Trend)
F-6	Average Balances and Average Yields and Costs
F-7	Asset Quality Analysis
F-8	Asset Quality Analysis (continued)
F-9	Reconciliation of Non-GAAP Financial Measures and Supplementary Data (Five Quarter Trend)
F-10	Reconciliation of Non-GAAP Financial Measures and Supplementary Data (Year-to-Date)

SELECTED FINANCIAL HIGHLIGHTS - UNAUDITED - (F-1)

	Dec. 31,	March 31,	June 30,	Sept. 30,	Dec. 31,
	2021	2022	2022	2022	2022
NOMINAL AND PER SHARE DATA
Net earnings per common share, diluted	$0.42	$0.42	$0.50	$0.42	$0.69
Adjusted earnings per common share, diluted (2)	0.42	0.43	0.51	0.62	0.64
Net income, (thousands)	20,248	20,196	23,115	18,717	30,505
Adjusted net income, (thousands) (2)	20,172	20,789	23,562	27,928	28,254
Total common shares outstanding, end of period (thousands)	48,667	47,792	45,788	45,040	44,361
Average diluted shares, (thousands)	48,340	48,067	46,102	45,034	44,484
Total book value per common share, (end of period)	24.30	22.89	22.15	20.93	21.51
Tangible book value per common share, (end of period) (2)	23.69	22.30	21.56	20.36	20.95
Dividends per common share	0.12	0.12	0.12	0.12	0.18
Full-time equivalent staff	1,319	1,333	1,322	1,300	1,310

PERFORMANCE RATIOS (3)
Return on equity	6.86%	6.79%	7.82%	6.30%	10.06%
Adjusted return on equity (2)	6.83	6.99	7.97	9.40	9.32
Return on tangible common equity (2)	7.37	7.29	8.33	6.76	10.59
Adjusted return on tangible common equity (2)	7.34	7.49	8.48	9.92	9.83
Return on assets	0.71	0.70	0.82	0.66	1.08
Adjusted return on assets (2)	0.71	0.72	0.84	0.99	1.00
Net interest margin, fully taxable equivalent (FTE) (4)(5)	2.60	2.61	3.11	3.48	3.84
Efficiency ratio (2)	71.98	72.61	66.60	62.01	58.25

FINANCIAL DATA (in millions, end of period)
Total assets	$11,555	$12,097	$11,579	$11,317	$11,663
Total earning assets	10,899	11,401	10,849	10,604	10,913
Total loans	6,826	7,267	7,803	7,943	8,335
Total deposits	10,069	10,699	10,115	9,988	10,327
Loans/deposits (%)	68%	68%	77%	80%	81%
Total shareholders' equity	$1,182	$1,094	$1,014	$943	$954

ASSET QUALITY
Allowance for credit losses, (millions)	$106	$99	$99	$96	$96
Net charge-offs, (millions)	(4)	(3)	(0)	(6)	(12)
Net charge-offs (QTD annualized)/average loans	0.23%	0.15%	0.02%	0.30%	0.58%
Provision (benefit)/expense, (millions)	$(3)	$(4)	$-	$3	$12
Non-performing assets, (millions)	37	32	29	40	33
Non-performing loans/total loans	0.52%	0.41%	0.34%	0.48%	0.37%
Allowance for credit losses/non-performing loans	300	335	368	254	309
Allowance for credit losses/total loans	1.55	1.37	1.27	1.21	1.15

CAPITAL RATIOS
Common equity tier 1 capital to risk weighted assets(6)	15.0%	13.9%	12.9%	12.7%	12.4%
Tier 1 capital leverage ratio(6)	10.5	10.3	10.2	10.1	10.2
Tangible common shareholders' equity/tangible assets(2)	10.0	8.8	8.5	8.1	8.0

(1)	Reconciliations of non-GAAP financial measures, including all references to adjusted and tangible amounts, appear on pages F-9 and F-10.
(2)	Non-GAAP financial measure. Adjusted measurements are non-GAAP financial measures that are adjusted to exclude net non-adjusted charges primarily related to acquisitions and restructuring activities. See pages F-9 and F-10 for reconciliations of non-GAAP financial measures.
(3)	All performance ratios are annualized and are based on average balance sheet amounts, where applicable.
(4)	Fully taxable equivalent considers the impact of tax advantaged investment securities and loans.
(5)	The effect of purchase accounting accretion for loans, time deposits, and borrowings on the quarterly net interest margin was an increase in all quarters, which is shown sequentially as follows beginning with the earliest quarter and ending with the most recent quarter: 0.06%, 0.03%, 0.03%, 0.01%, 0.00%
(6)	Presented as projected for December 31, 2022 and actual for the remaining periods.

CONSOLIDATED BALANCE SHEETS - UNAUDITED - (F-2)

	December 31,	September 30,	December 31,
(in thousands)	2021	2022	2022
Assets
Cash and due from banks	$109,350	$128,509	$145,342
Short-term investments	1,518,457	566,404	540,013
Total cash and cash equivalents	1,627,807	694,913	685,355

Trading security	8,354	6,812	6,708
Marketable equity securities, at fair value	15,453	12,790	12,856
Securities available for sale, at fair value	1,877,585	1,470,949	1,423,200
Securities held to maturity, at amortized cost	636,503	592,503	583,453
Federal Home Loan Bank stock and other restricted securities	10,800	7,264	7,219
Total securities	2,548,695	2,090,318	2,033,436
Less: Allowance for credit losses on investment securities	(105)		(91)
Net securities	2,548,590	2,090,223	2,033,345

Loans held for sale	6,110	4,124	4,311

Total loans	6,825,847	7,943,481	8,335,309
Less: Allowance for credit losses on loans	(106,094)	(96,013)	(96,270)
Net loans	6,719,753	7,847,468	8,239,039

Premises and equipment, net	94,383	86,809	85,217
Goodwill and other intangible assets	29,619	25,761	24,483
Other assets	524,074	563,946	587,854
Assets held for sale	4,577	3,830	3,260
Total assets	$11,554,913	$11,317,074	$11,662,864

Liabilities and shareholders' equity
Demand deposits	$3,008,461	$2,896,659	$2,852,127
NOW and other deposits	976,401	1,045,970	1,054,596
Money market deposits	3,293,526	3,388,932	3,723,570
Savings deposits	1,111,625	1,111,304	1,063,269
Time deposits	1,678,940	1,545,256	1,633,707
Total deposits	10,068,953	9,988,121	10,327,269

Senior borrowings	13,331	4,494	4,445
Subordinated borrowings	97,513	121,001	121,064
Total borrowings	110,844	125,495	125,509

Other liabilities	192,681	260,896	256,024
Total liabilities	10,372,478	10,374,512	10,708,802

Common shareholders' equity	1,182,435	942,562	954,062
Total shareholders' equity	1,182,435	942,562	954,062
Total liabilities and shareholders' equity	$11,554,913	$11,317,074	$11,662,864

CONSOLIDATED LOAN & DEPOSIT ANALYSIS - UNAUDITED - (F-3)

LOAN ANALYSIS

				Growth %
(in millions)	December 31, 2021 Balance	September 30, 2022 Balance	December 31, 2022 Balance	Quarter ended December 31, 2022	Year to Date
Total commercial real estate	$3,598	$3,902	$4,095	5%	14%
Commercial and industrial loans	1,330	1,435	1,473	3	11
Total commercial loans	4,928	5,337	5,568	4	13

Total residential mortgages	1,392	2,033	2,216	9	59

Home equity	253	234	227	(3)	(10)
Auto and other	253	339	324	(4)	28
Total consumer loans	506	573	551	(4)	9
Total loans	$6,826	$7,943	$8,335	5%	22%

DEPOSIT ANALYSIS

				Growth %
(in millions)	December 31, 2021 Balance	September 30, 2022 Balance	December 31, 2022 Balance	Quarter ended December 31, 2022	Year to Date
Non-interest bearing	$3,008	$2,897	$2,852	(2)%	(5)%
NOW and other	976	1,046	1,054	1	8
Money market	3,294	3,389	3,724	10	13
Savings	1,112	1,111	1,063	(4)	(4)
Time deposits	1,679	1,545	1,634	6	(3)
Total deposits (1)	$10,069	$9,988	$10,327	3%	3%

(1) Included in total deposits are brokered deposits of $120.9 million, $163.5 million, and $228.1 million at December 31, 2022, September 30, 2022, and December 31, 2021, respectively.

CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED - (F-4)

	Three Months Ended		Years Ended
	December 31,		December 31,
(in thousands, except per share data)	2022	2021	2022	2021
Interest income	$121,384	$75,860	$387,257	$329,065
Interest expense	19,292	6,548	42,660	37,899
Net interest income, not FTE	102,092	69,312	344,597	291,166
Non-interest income
Deposit related fees	8,293	7,522	32,026	29,813
Loan fees and revenue	5,058	9,098	21,731	35,060
Insurance commissions and fees	-	-	-	7,003
Wealth management fees	2,255	2,586	10,008	10,530
Mortgage banking fees	44	259	230	2,056
Other	(159)	993	6,973	6,631
Total non-interest income excluding gains/(losses)	15,491	20,458	70,968	91,093
Securities gains/(losses), net	163	(106)	(2,031)	(787)
Gain on sale of business operations and assets, net	-	1,057	-	52,942
Total non-interest income	15,654	21,409	68,937	143,248
Total net revenue	117,746	90,721	413,534	434,414
Total net revenue excluding (losses)	117,583	89,770	415,565	382,259

Provision expense/(benefit) for credit losses	12,000	(3,000)	11,000	(500)
Non-interest expense
Compensation and benefits	37,968	37,816	152,741	150,589
Occupancy and equipment	9,431	9,738	37,638	41,782
Technology and communications	9,729	8,599	35,586	33,803
Professional services	3,153	2,365	12,043	15,860
Other expenses	12,350	10,025	41,799	38,078
Merger, restructuring and other non-operating expenses	(2,617)	864	8,909	5,781
Total non-interest expense	70,014	69,407	288,716	285,893
Total non-interest expense excluding merger, restructuring and other	72,631	68,543	279,807	280,112

Income before income taxes	$35,732	$24,314	$113,818	$149,021
Income tax expense	5,227	4,066	21,285	30,357
Net income	$30,505	$20,248	$92,533	$118,664

Basic earnings per common share	$0.69	$0.42	$2.03	$2.41
Diluted earnings per common share	$0.69	$0.42	$2.02	$2.39

Weighted average shares outstanding:
Basic	44,105	47,958	45,564	49,240
Diluted	44,484	48,340	45,914	49,554

CONSOLIDATED STATEMENTS OF INCOME (5 Quarter Trend) - UNAUDITED - (F-5)

	Dec. 31,	March 31,	June 30,	Sept. 30,	Dec. 31,
(in thousands, except per share data)	2021	2022	2022	2022	2022
Interest income	$75,860	$74,823	$87,379	$103,671	$121,384
Interest expense	6,548	5,760	6,021	11,587	19,292
Net interest income, not FTE	69,312	69,063	81,358	92,084	102,092
Non-interest income
Deposit related fees	7,522	7,351	8,005	8,377	8,293
Loan fees and revenue	9,098	8,265	4,623	3,785	5,058
Insurance commissions and fees	-	-	-	-	-
Wealth management fees	2,586	2,625	2,775	2,353	2,255
Mortgage banking fees	259	19	109	58	44
Other	993	3,166	1,812	2,154	(159)
Total non-interest income excluding (losses)/gains	20,458	21,426	17,324	16,727	15,491
Securities (losses)/gains, net	(106)	(745)	(973)	(476)	163
Gain on sale of business operations and assets, net	1,057	-	-	-	-
Total non-interest income	21,409	20,681	16,351	16,251	15,654
Total net revenue	90,721	89,744	97,709	108,335	117,746
Total net revenue excluding (losses)/gains	89,770	90,489	98,682	108,811	117,583

Provision (benefit)/expense for credit losses	(3,000)	(4,000)	-	3,000	12,000
Non-interest expense
Compensation and benefits	37,816	37,521	37,830	39,422	37,968
Occupancy and equipment	9,738	10,067	9,438	8,702	9,431
Technology and communications	8,599	8,527	8,611	8,719	9,729
Professional services	2,365	2,692	2,913	3,285	3,153
Other expenses	10,025	9,725	9,648	10,076	12,350
Merger, restructuring and other non-operating expenses	864	18	35	11,473	(2,617)
Total non-interest expense	69,407	68,550	68,475	81,677	70,014
Total non-interest expense excluding merger, restructuring and other	68,543	68,532	68,440	70,204	72,631

Income before income taxes	$24,314	$25,194	$29,234	$23,658	$35,732
Income tax expense	4,066	4,998	6,119	4,941	5,227
Net income	$20,248	$20,196	$23,115	$18,717	$30,505

Diluted earnings per common share	$0.42	$0.42	$0.50	$0.42	$0.69

Weighted average shares outstanding:
Basic	47,958	47,668	45,818	44,700	44,105
Diluted	48,340	48,067	46,102	45,034	44,484

AVERAGE BALANCES AND AVERAGE YIELDS AND COSTS - UNAUDITED - (F-6)

	Dec. 31, 2021		March 31, 2022		June 30, 2022		Sept. 30, 2022		Dec. 31, 2022
(in millions)	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate
Assets
Commercial real estate	3,569	3.49%	3,651	3.35%	3,831	3.79%	3,926	4.53%	3,934	5.46%
Commercial and industrial loans	1,278	4.37	1,373	4.14	1,447	4.46	1,449	5.21	1,471	6.62
Residential mortgages	1,403	3.82	1,436	3.56	1,652	3.57	1,926	3.53	2,114	3.56
Consumer loans	516	3.96	514	4.24	562	5.41	587	6.24	563	7.00
Total loans (1)	6,766	3.76	6,974	3.61	7,492	3.99	7,888	4.54	8,082	5.28
Securities (2)	2,367	2.04	2,649	1.95	2,621	1.97	2,400	2.13	2,294	2.20
Short-term investments and loans held for sale	1,609	0.17	1,202	0.17	476	0.57	342	1.96	267	3.05
Total earning assets	10,742	2.84	10,825	2.82	10,589	3.34	10,630	3.91	10,643	4.56
Goodwill and other intangible assets	30		29		27		26		25
Other assets	655		639		644		659		653
Total assets	11,427		11,493		11,260		11,315		11,321

Liabilities and shareholders' equity
NOW and other	1,331	0.05%	1,456	0.04%	1,454	0.12%	1,362	0.48%	1,395	1.11%
Money market	2,731	0.16	2,871	0.16	2,811	0.19	2,737	0.46	2,819	1.16
Savings	1,100	0.04	1,117	0.03	1,127	0.03	1,129	0.03	1,086	0.03
Time	1,750	0.80	1,624	0.71	1,460	0.64	1,528	0.85	1,555	1.21
Total interest-bearing deposits	6,912	0.28	7,068	0.24	6,852	0.24	6,756	0.48	6,855	0.98
Borrowings (3)	121	5.68	122	5.21	160	4.61	251	5.46	169	5.56
Total interest-bearing liabilities	7,033	0.37	7,190	0.32	7,012	0.34	7,007	0.66	7,024	1.09
Non-interest-bearing demand deposits	3,038		2,968		2,903		2,913		2,876
Other liabilities	175		146		163		206		208
Total liabilities	10,246		10,304		10,078		10,126		10,108

Common shareholders' equity	1,181		1,189		1,182		1,189		1,213
Total shareholders' equity	1,181		1,189		1,182		1,189		1,213
Total liabilities and shareholders' equity	11,427		11,493		11,260		11,315		11,321

Net interest spread		2.47%		2.50%		2.99%		3.25%		3.47%
Net interest margin, FTE (4)		2.60		2.61		3.11		3.48		3.84
Cost of funds		0.26		0.23		0.24		0.46		0.77
Cost of deposits		0.19		0.17		0.17		0.33		0.69

Supplementary data
Net Interest Income, not FTE	69.312		69.063		81.358		92.084		102.092
Fully taxable equivalent income adjustment	1.604		1.524		1.560		1.715		1.845
Net Interest Income, FTE	70.916		70.587		82.918		93.799		103.937

Total average non-maturity deposits	8,200		8,412		8,295		8,141		8,176
Total average deposits	9,950		10,037		9,755		9,669		9,731

Purchase accounting accretion	1.548		0.717		0.773		0.280		0.182
Total average tangible equity (5)	1,151		1,160		1,155		1,163		1,188

(1) Total loans include non-accruing loans.

(2) Average balances for securities available-for-sale are based on amortized cost.

(3) Average balances for borrowings includes the financing lease obligation which is presented under other liabilities on the consolidated balance sheet.

(4) There was no effect of PPP loans on the quarterly net interest margin for the quarters presented.

(5) See page F-9 for details on the calculation of total average tangible equity.

ASSET QUALITY ANALYSIS - UNAUDITED - (F-7)

	Dec. 31,	March 31,	June 30,	Sept. 30,	Dec. 31,
(in thousands)	2021	2022	2022	2022	2022
NON-PERFORMING ASSETS
Non-accruing loans:
Commercial real estate	$13,954	$8,984	$8,277	$2,976	$2,434
Commercial and industrial loans	6,747	5,618	4,891	21,008	17,023
Residential mortgages	9,825	11,079	10,331	10,407	8,612
Consumer loans	4,800	4,000	3,385	3,463	3,045
Total non-accruing loans	35,326	29,681	26,884	37,854	31,114
Repossessed assets	1,736	2,004	2,004	2,175	2,209
Total non-performing assets	$37,062	$31,685	$28,888	$40,029	$33,323

Total non-accruing loans/total loans	0.52%	0.41%	0.34%	0.48%	0.37%
Total non-performing assets/total assets	0.32%	0.26%	0.25%	0.35%	0.29%

PROVISION AND ALLOWANCE FOR CREDIT LOSSES ON LOANS
Balance at beginning of period	$112,916	$106,094	$99,475	$99,021	$96,013
Charged-off loans	(7,976)	(6,048)	(1,593)	(7,424)	(12,995)
Recoveries on charged-off loans	4,154	3,429	1,139	1,416	1,252
Net loans charged-off	(3,822)	(2,619)	(454)	(6,008)	(11,743)
Provision (benefit)/expense for loan credit losses	(3,000)	(4,000)	-	3,000	12,000
Balance at end of period	$106,094	$99,475	$99,021	$96,013	$96,270

Allowance for credit losses/total loans	1.55%	1.37%	1.27%	1.21%	1.15%
Allowance for credit losses/non-accruing loans	300%	335%	368%	254%	309%

NET LOAN CHARGE-OFFS
Commercial real estate	$(2,208)	$(3,280)	$(76)	$(854)	$187
Commercial and industrial loans	(1,649)	653	(237)	(4,931)	(10,914)
Residential mortgages	(2)	(50)	(30)	122	192
Home equity	106	135	33	1	(128)
Auto and other consumer	(69)	(77)	(144)	(346)	(1,080)
Total, net	$(3,822)	$(2,619)	$(454)	$(6,008)	$(11,743)

Net charge-offs (QTD annualized)/average loans	0.23%	0.15%	0.02%	0.30%	0.58%
Net charge-offs (YTD annualized)/average loans	0.29%	0.15%	0.08%	0.16%	0.27%

ASSET QUALITY ANALYSIS - UNAUDITED (F-8)

	December 31, 2021		March 31, 2022		June 30, 2022		September 30, 2022		December 31, 2022
(in thousands)	Balance	Percent of Total Loans	Balance	Percent of Total Loans	Balance	Percent of Total Loans	Balance	Percent of Total Loans	Balance	Percent of Total Loans
30-89 Days delinquent	$39,863	0.58%	$13,517	0.19%	$36,184	0.46%	$14,662	0.18%	$12,162	0.15%
90+ Days delinquent and still accruing	3,270	0.05%	6,613	0.09%	6,760	0.09%	6,285	0.08%	7,038	0.08%
Total accruing delinquent loans	43,133	0.63%	20,130	0.28%	42,944	0.55%	20,947	0.26%	19,200	0.23%
Non-accruing loans	35,326	0.52%	29,681	0.41%	26,884	0.34%	37,854	0.48%	31,114	0.37%
Total delinquent and non-accruing loans	$78,459	1.15%	$49,811	0.69%	$69,828	0.89%	$58,801	0.74%	$50,314	0.60%

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES AND SUPPLEMENTARY DATA- UNAUDITED - (F-9)

		Dec. 31,	March 31,	June 30,	Sept. 30,	Dec. 31,
(in thousands)		2021	2022	2022	2022	2022
Total revenue	(A)	$90,721	$89,744	$97,709	$108,335	$117,746
Adj: Net securities losses/(gains) (1)		106	745	973	476	(163)
Adj: Net (gains) on sale of business operations and assets		(1,057)	-	-	-	-
Total adjusted revenue (2)	(B)	$89,770	$90,489	$98,682	$108,811	$117,583

Total non-interest expense	(C)	$69,407	$68,550	$68,475	$81,677	$70,014
Less: Merger, restructuring and other expense		(864)	(18)	(35)	(11,473)	2,617
Adjusted non-interest expense (2)	(D)	$68,543	$68,532	$68,440	$70,204	$72,631

Pre-tax, pre-provision net revenue (PPNR)	(A-C)	$21,314	$21,194	$29,234	$26,658	$47,732
Adjusted pre-tax, pre-provision net revenue (PPNR) (2)	(B-D)	21,227	21,957	30,242	38,607	44,952

Net income		$20,248	$20,196	$23,115	$18,717	$30,505
Adj: Net securities losses/(gains) (1)		106	745	973	476	(163)
Adj: Net (gains) on sale of business operations and assets		(1,057)	-	-	-	-
Adj: Restructuring expense and other expense		864	18	35	11,473	(2,617)
Adj: Income taxes (expense)/benefit		11	(170)	(561)	(2,738)	529
Total adjusted income (2)	(E)	$20,172	$20,789	$23,562	$27,928	$28,254

(in millions, except per share data)
Total average assets	(F)	$11,427	$11,493	$11,260	$11,315	$11,321
Total average shareholders' equity	(G)	1,181	1,189	1,182	1,189	1,213
Total average tangible shareholders' equity (2)(3)	(H)	1,151	1,160	1,155	1,164	1,188
Total average tangible common shareholders' equity (2)(3)	(I)	1,151	1,160	1,155	1,164	1,188
Total accumulated other comprehensive (loss), period-end		(3)	(78)	(123)	(188)	(181)
Total tangible shareholders' equity, period-end (2)(3)	(J)	1,153	1,066	987	917	930
Total tangible common shareholders' equity, period-end (2)(3)	(K)	1,153	1,066	987	917	930
Total tangible assets, period-end (2)(3)	(L)	11,525	12,069	11,552	11,291	11,638

Total common shares outstanding, period-end (thousands)	(M)	48,667	47,792	45,788	45,040	44,361
Average diluted shares outstanding (thousands)	(N)	48,340	48,067	46,102	45,034	44,484

GAAP earnings per common share, diluted (2)		$0.42	$0.42	$0.50	$0.42	$0.69
Adjusted earnings per common share, diluted (2)	(E/N)	0.42	0.43	0.51	0.62	0.64
Tangible book value per common share, period-end (2)	(K/M)	23.69	22.30	21.56	20.36	20.95
Total tangible shareholders' equity/total tangible assets (2)	(J/L)	10.00	8.83	8.54	8.12	7.99

Performance ratios (4)
GAAP return on equity		6.86%	6.79	7.82%	6.30%	10.06%
Adjusted return on equity (2)	(E/G)	6.83	6.99	7.97	9.40	9.32
Return on tangible common equity (2)(5)		7.37	7.29	8.33	6.76	10.59
Adjusted return on tangible common equity (2)(5)	(E+Q)/(I)	7.34	7.49	8.48	9.92	9.83
GAAP return on assets		0.71	0.70	0.82	0.66	1.08
Adjusted return on assets (2)		0.71	0.72	0.84	0.99	1.00
PPNR from continuing operations/assets (2)		0.75	0.74	1.04	0.94	1.69
Adjusted PPNR/assets (2)		0.74	0.76	1.07	1.36	1.59
Efficiency ratio (2)(6)	(D-Q)/(B+O+R)	71.98	72.61	66.60	62.01	58.25
Net interest margin, FTE		2.60	2.61	3.11	3.48	3.84

Supplementary data (in thousands)
Tax benefit on tax-credit investments (7)	(O)	$2,057	$596	$595	$620	$3,068
Non-interest income charge on tax-credit investments (8)	(P)	(1,448)	(357)	(351)	(445)	(2,355)
Net income on tax-credit investments	(O+P)	609	239	244	175	713

Intangible amortization	(Q)	$1,288	$1,286	$1,286	$1,285	$1,277
Fully taxable equivalent income adjustment	(R)	1,604	1,524	1,560	1,715	1,845

(1) Net securities losses/(gains) include the change in fair value of the Company's equity securities in compliance with the Company's adoption of ASU 2016-01.

(2) Non-GAAP financial measure.

(3) Total tangible shareholders' equity is computed by taking total shareholders' equity less the intangible assets at period-end. Total tangible assets is computed by taking intangible assets at period-end.

(4) Ratios are annualized and based on average balance sheet amounts, where applicable. Quarterly data may not sum to year-to-date data due to rounding.

(5) Adjusted return on tangible equity is computed by dividing the total adjusted income/(loss) adjusted for the tax-effected amortization of intangible assets, assuming a 27% marginal rate, by tangible equity.

(6) Efficiency ratio is computed by dividing total adjusted tangible non-interest expense by the sum of total net interest income on a fully taxable equivalent basis and total adjusted  non-interest income adjusted to include tax credit benefit of tax shelter investments. The Company uses this non-GAAP measure to provide important information regarding its operational efficiency.

(7) The tax benefit is the direct reduction to the income tax provision due to tax credits and deductions generated from investments in historic rehabilitation, new markets and solar.

(8) The non-interest income charge is the reduction to the tax-advantaged investments, which are incurred as the tax credits are generated.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES AND SUPPLEMENTARY DATA- UNAUDITED - (F-10)

		At or for the Years Ended
		Dec. 31,	Dec. 31,
(in thousands)		2021	2022
Total revenue	(A)	$434,414	$413,534
Adj: Net securities losses (1)		787	2,031
Adj: Net (gains) on sale of business operations and assets		(52,942)	-
Total adjusted revenue (2)	(B)	$382,259	$415,565

Total non-interest expense	(C)	$285,893	$288,716
Less: Merger, restructuring and other expense		(5,781)	(8,909)
Adjusted non-interest expense (2)	(D)	$280,112	$279,807

Pre-tax, pre-provision net revenue (PPNR)	(A-C)	$148,521	$124,818
Adjusted pre-tax, pre-provision net revenue (PPNR) (2)	(B-D)	102,147	135,758

Net income		$118,664	$92,533
Adj: Net securities losses (1)		787	2,031
Adj: Net (gains) on sale of business operations and assets		(52,942)	-
Adj: Restructuring expense and other expense		5,781	8,909
Adj: Income taxes benefit/(expense)		11,696	(2,940)
Total adjusted income (2)	(E)	$83,986	$100,533

(in millions, except per share data)
Total average assets	(F)	$12,056	$11,347
Total average shareholders' equity	(G)	1,166	1,193
Total average tangible shareholders' equity (2)(3)	(H)	1,134	1,166
Total average tangible common shareholders' equity (2)(3)	(I)	1,134	1,166
Total accumulated other comprehensive (loss), period-end		(3)	(181)
Total tangible shareholders' equity, period-end (2)(3)	(J)	1,153	930
Total tangible common shareholders' equity, period-end (2)(3)	(K)	1,153	930
Total tangible assets, period-end (2)(3)	(L)	11,525	11,638

Total common shares outstanding, period-end (thousands)	(M)	48,667	44,361
Average diluted shares outstanding (thousands)	(N)	49,554	45,914

GAAP earnings/(loss) per common share, diluted (2)		$2.39	$2.02
Adjusted earnings per common share, diluted (2)	(E/N)	1.69	2.19
Tangible book value per common share, period-end (2)	(K/M)	23.69	20.95
Total tangible shareholders' equity/total tangible assets (2)	(J/L)	10.00	7.99

Performance ratios (4)
GAAP return on equity		10.18%	7.76%
Adjusted return on equity (2)	(E/G)	7.20	8.43
Return on tangible common equity (2)(5)		10.80	8.26
Adjusted return on tangible common equity (2)(5)	(E+Q)/(I)	7.74	8.94
GAAP return on assets		0.98	0.82
Adjusted return on assets (2)		0.70	0.89
PPNR from continuing operations/assets (2)		1.23	1.10
Adjusted PPNR/assets (2)		0.85	1.20
Efficiency ratio (2)(6)	(D-Q)/(B+O+R)	69.96	64.31
Net interest margin, FTE		2.60	3.26

Supplementary data (in thousands)
Tax benefit on tax-credit investments (7)	(O)	$4,372	$4,880
Non-interest income charge on tax-credit investments (8)	(P)	(3,445)	(3,508)
Net income on tax-credit investments	(O+P)	928	1,372

Intangible amortization	(Q)	$5,200	$5,134
Fully taxable equivalent income adjustment	(R)	6,344	6,644

(1) Net securities losses include the change in fair value of the Company's equity securities in compliance with the Company's adoption of ASU 2016-01.

(2) Non-GAAP financial measure.

(3) Total tangible shareholders' equity is computed by taking total shareholders' equity less the intangible assets at period-end. Total tangible assets is computed by taking intangible assets at period-end.

(4) Ratios are annualized and based on average balance sheet amounts, where applicable. Quarterly data may not sum to year-to-date data due to rounding.

(5) Adjusted return on tangible equity is computed by dividing the total adjusted income/(loss) adjusted for the tax-effected amortization of intangible assets, assuming a 27% marginal rate, by tangible equity.

(6) Efficiency ratio is computed by dividing total adjusted tangible non-interest expense by the sum of total net interest income on a fully taxable equivalent basis and total adjusted non-interest income adjusted to include tax credit benefit of tax shelter investments. The Company uses this non-GAAP measure to provide important information regarding its operational efficiency.

(7) The tax benefit is the direct reduction to the income tax provision due to tax credits and deductions generated from investments in historic rehabilitation, new markets,  and solar.

(8) The non-interest income charge is the reduction to the tax-advantaged investments, which are incurred as the tax credits are generated.